Exhibit 10.1
AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
     This Amendment No. 2 (this “Amendment”) is entered into as of this 1st day of July, 2011, by and between Atlas Air, Inc., a Delaware corporation (“Atlas”), and William J. Flynn (the “Employee”).
     WHEREAS, the parties hereto previously entered into an employment agreement dated as of April 21, 2006, as amended by an amendment dated December 31, 2008 (as amended, the “Employment Agreement”); and
     WHEREAS, the parties hereto wish to amend the Employment Agreement in accordance with the terms set forth herein;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Section 1.4 of the Employment Agreement is amended in its entirety to read as follows:
“1.4. “Change in Control” means a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) with respect to the Company, subject to such additional rules and requirements as may be set forth from time to time in the Treasury Regulations and related guidance.”
     2. Section 4.1 of the Employment Agreement is amended by adding at the end thereof the following:
“Employee will be treated as having resigned for Good Reason only if he provides the Company with a notice of termination within 90 days of the initial existence of one of the conditions described in the definition of Good Reason below, following which the Company shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, Employee terminates his employment not later than thirty (30) days following the end of such cure period.”
     3. Section 4.2(a) of the Employment Agreement is amended in its entirety to read as follows:
“(a)(i) If the Employment Period is terminated by Atlas for reasons other than Cause or if the Employment Period is terminated by the Employee for Good Reason, and subject to the Employee’s execution and the effectiveness of a general release no later than the sixtieth (60th) day following the date upon which the Employment Period terminates, upon terms and conditions consistent with this Agreement and acceptable to Atlas and Employee, which release must be presented to Employee upon or promptly after termination of the Employment Period, then the

Employee shall be entitled to receive:
(1) an amount equal to two times the Employee’s then-current Annual Base Salary, with one-third of such amount payable in a lump-sum on the first day of the seventh month following the date on which the Employment Period terminates (the “Lump-Sum Payment Date”), and with the remaining two-thirds of such amount payable in accordance with Atlas’ normal pay schedule beginning on the day after the Lump-Sum Payment Date and continuing through the first anniversary of the Lump-Sum Payment Date; and
(2) continued coverage at Employee’s expense under the Employer’s health (medical, dental and vision) benefit plan in accordance with Section 3.5 for a period of twelve (12) months from the date of termination (with COBRA coverage to follow thereafter, if timely elected); provided, however, that any such continued coverage shall cease in the event Employee obtains comparable coverage in connection with subsequent employment.
(3) The above benefits are in addition to the Employee’s right to receive accrued but unused vacation pay through the date the Employment Period terminates, and all other benefits in which the Employee is vested pursuant to other plans and programs of Atlas at the time of the employment termination date.
(4) Assuming the employment is terminated without Cause (as defined in this Agreement) or is for Good Reason (as defined in this Agreement), the Employee shall be entitled to receive a payment with respect to an annual bonus award for the year in which such termination occurred, as if he or she had been employed by Atlas on the last day of such year in an amount equal to the lesser of (1) the amount he or she would have received if he was employed by Atlas on the last day of the such year, based upon actual company performance measured pursuant to the plan (and assuming for such purpose that 50% of any individual business objectives have been achieved), or (2) his target bonus percentage, such payment shall be subject to all terms and conditions of the plan under which the award was granted, including without limitation any provisions related to whether all required performance measures for the payment of an award have been satisfied and the provisions of the plan regarding time of payment of such award.

(ii) If Employee elects to retire from employment with the Company after the date of this Amendment, Employee shall be entitled to continued coverage under the Employer’s health plan (medical, dental and vision) in effect as of the date of his retirement from employment (and as the same may thereafter be amended from time to time generally for employees of the company); provided that Employee and the Company will each contribute on an after-tax basis to Employee’s monthly premium in an amount equal to the percent of premium each was contributing at the time of the Employee’s retirement from employment, as adjusted from time to time to reflect any changes in the Company’s contribution toward active employee health plan premiums; and provided, further, that any such continued coverage shall cease in the event Employee obtains comparable coverage in connection with subsequent employment or becomes eligible for Medicare coverage.
     4. Section 4.2(d) of the Employment Agreement is amended in its entirety to read as follows:
“(d)(i) If, within the twelve-month period immediately following a Change of Control, the Employment Period is terminated by Atlas for reasons other than Cause or if the Employment Period is terminated by the Employee for Good Reason, and subject to satisfaction by the Employee of the release requirements of Section 4.2(a), then the Employee shall be entitled to (and not in addition to) the compensation and benefit coverage set forth in Section 4.2(a) above, except that the amount of the payments under Section 4.2(a)(i) above shall be equal to three times the Employee’s then-current Annual Base Salary, with one-fourth of such amount payable in a lump sum on the Lump-Sum Payment Date, and with the remaining three-fourths of such amount payable in accordance with Atlas’ normal pay schedule beginning on the day after the Lump-Sum Payment Date and continuing through the 18-month anniversary of the Lump-Sum Payment Date.
(ii) If, within the six-month period immediately following a termination of the Employment Period by Atlas for reasons other than Cause or by the Employee for Good Reason, a Change of Control occurs, and subject to satisfaction by the Employee of the release requirements of Section 4.2(a) above, then, in addition to the payments set forth in Section 4.2(a)(i) above, the Employee shall receive payments in an amount equal to the Employee’s then-current Annual Base Salary, payable in accordance with Atlas’ normal pay schedule beginning on the day after the first anniversary of the Lump-Sum Payment Date and continuing for the six-month period immediately thereafter.”

     5. Continued Validity of the Employment Agreement. Except as amended and superseded by this Amendment, the Employment Agreement will remain in full force and effect, will continue to bind the parties hereto, and will continue to govern the terms and conditions of the Employee’s continued employment with Atlas. To the extent that the terms of this Amendment conflict or are inconsistent with the terms of the
Employment Agreement, the terms of this Amendment will govern. Nothing in this Amendment shall be interpreted to limit the Employee from participating in any plans or programs offered by Atlas to senior executives and not specifically referenced in the Employment Agreement as amended by this Amendment.
     6. Amendment Effective Date. This Amendment will become binding and effective on July 1, 2011.
     7. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of law.
     8. Counterparts. This Amendment may be executed in several counterparts, each of which will be deemed to be an original, and all such counterparts when taken together will constitute one and the same original.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Employment Agreement on the day and year first written above.
ATLAS AIR, INC.

By:	/s/ Adam R. Kokas
Name: Adam R. Kokas
Title: Senior Vice President, General Counsel, Chief Human Resources Officer and Secretary

/s/ William J. Flynn
William J. Flynn

5